Exhibit 4

AMENDMENT NO. 1 TO

RIGHTS AGREEMENT

Amendment No. 1, dated as of October 7, 2003, to the Rights Agreement, dated as of October 6, 1997, between Highwoods Properties, Inc., a Maryland corporation (the “Company”), and Wachovia Bank, N.A., formerly known as First Union National Bank, as Rights Agent (the “Rights Agent”) (such Rights Agreement, the “Agreement”).

WHEREAS, the Board of Directors of the Company has determined that it is necessary and desirable to amend, pursuant to Section 27 of the Agreement, the Agreement to provide for an exclusion from the definition of “Acquired Person” therein;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1(a) of the Agreement is hereby amended by appending the following at the end of the first sentence thereof:

, and “Acquiring Person” shall also not include RREEF America L.L.C., Deutsche Bank AG, Deutsche Investment Management Americas Inc. or Deutsche Bank Trust Company Americas, so long as none of such Persons, together with all of its Affiliates and Associates, shall be the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding.

2. Section 3(a) of the Agreement is hereby amended by deleting that section in its entirety and the following in lieu thereof:

Section 3. Issue of Right Certificates. (a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 15% or more of the then outstanding Common Shares, or, in the case of any Person who on the date hereof beneficially owns 15% or more of the outstanding Common Shares outstanding as of the date hereof, or in the case of RREEF America L.L.C., Deutsche Bank AG, Deutsche Investment Management Americas Inc. and Deutsche Bank Trust Company Americas, would result in such Person becoming an Acquiring Person (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), representing one Right for each Common Share so held. As of the Distribution Date, the Rights will be represented solely by such Right Certificates.

3. Terms used herein without definition shall have the meanings assigned to them in the Agreement. Other than as amended hereby, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the day and year first above written.

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HIGHWOODS PROPERTIES, INC.

By:	/s/ Mack D. Pridgen III
Name:	Mack D. Pridgen III
Title:	Vice President

WACHOVIA BANK, N.A.
(formerly known as First Union National Bank)

By:	/s/ Rhonda Whitley
Name:	Rhonda Whitley
Title:	Trust Officer